Exhibit 99.1

Union Pacific Appoints Lynden Tennison Executive Vice President

and Chief Strategy Officer

Company Also Announces Information Technologies Executive Appointments

For Immediate Release

OMAHA, Neb., July 26, 2018 – Union Pacific today appointed Lynden Tennison executive vice president and chief strategy officer, effective August 1. A 26-year Union Pacific veteran, Tennison has been senior vice president and chief information officer since February 2005. In his new role, he will be responsible for developing, implementing and overseeing Union Pacific’s strategic agenda. This includes facilitating strategy design and overseeing the execution of key initiatives supporting the strategy.

“Lynden brings tremendous technology and innovation expertise to a role that is critical to the company,” said Lance Fritz, Union Pacific chairman, president and chief executive officer.   “He will provide the necessary mix of tech savvy and business acumen to lead our strategy development and execution, creating long-term value for all of our stakeholders.”

As senior vice president and chief information officer, Tennison was responsible for managing the development, implementation and operation of Union Pacific Railroad’s information and telecommunications technologies. He served in a variety of leadership roles including responsibility for the application systems and architectures for the entire company. From 1998 through 2001, Tennison was president and chief executive officer of Nexterna, a Union Pacific technology subsidiary. Prior to joining Union Pacific in 1992, he worked at American Airlines’ SABRE division, AT&T and Southwestern Bell Telephone. Tennison has a bachelor’s degree from the University of Texas at Arlington. He is a current and/or past member of the board of directors for several corporate entities.

The company will commence a comprehensive search to identify Tennison’s successor, including internal and external candidates. Until Tennison’s successor is named, he will continue to serve as interim chief information officer.

Union Pacific today also announced appointments within its information technology organization, naming Rick Holmes assistant vice president - information assurance, Alan Fisher assistant vice president - commercial technology, and Brett Frankenberger assistant vice president - systems engineering. The appointments are effective August 1.

Holmes will be responsible for the company’s information security practice, serving the role of the company’s chief information security officer. He joined Union Pacific in 1986 and most recently served as assistant vice president – commercial technology.

Fisher will be responsible for developing Union Pacific’s commercial technology solutions as well as the company’s commercial technology subsidiaries. Fisher joined Union Pacific in 2000 and most recently served as assistant vice president - systems engineering.

Frankenberger will be responsible for Union Pacific’s day-to-day technology infrastructure architecture. He joined Union Pacific in 1990 and most recently served as senior director - data center engineering.

ABOUT UNION PACIFIC

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2008-2017, Union Pacific invested approximately $34 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix is classified into its Agricultural Products, Energy, and Industrial and Premium business groups. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact: Raquel Espinoza at 402-544-5034 or respinoza@up.com

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